Exhibit 99
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Sharon Rothwell	Maria Duey
Vice President, Corporate Affairs	Vice President, Investor Relations
313.792.6028	313.792.5500
MASCO CORPORATION ANNOUNCES
CORPORATE LEADERSHIP TRANSITION
TAYLOR, Mich. (April 9, 2007) — Masco Corporation (NYSE: MAS) today announced that Richard Manoogian, 70, Chairman and Chief Executive Officer, has expressed to the Masco Board of Directors his desire to transition from his role as Chief Executive Officer to become Executive Chairman of the Company in July 2007. Mr. Manoogian is only the second Chairman and CEO in Masco’s seventy-eight year history, having succeeded his father, Alex Manoogian, who founded the company in 1929.
Under this plan, Mr. Manoogian would serve Masco, on a full-time basis, as Executive Chairman. In addition to chairing the Board of Directors, he would continue to be actively involved with corporate strategy and other business matters as well as external activities and relations, including those with business, government and community leaders. Mr. Manoogian stated that “creating value for Masco’s shareholders and mentoring our next generation of leadership will continue to be primary focus areas for me as Executive Chairman.”
Mr. Manoogian has recommended to the Board of Directors that Timothy Wadhams, 58, Masco’s Senior Vice President and Chief Financial Officer, assume the role of Chief Executive Officer in July 2007. Mr. Wadhams joined Masco in 1976, initially serving in several financial capacities prior to transferring in 1984 to MascoTech, Inc. (a publicly traded affiliated company) where he ultimately became Executive Vice President – Finance and Administration and Chief Financial Officer. In 2001, he returned to Masco as Chief Financial Officer. Mr. Wadhams began his business career in 1972 as a CPA with the accounting firm, Coopers & Lybrand.

“For a number of years, Masco’s Board of Directors has been actively engaged in succession planning for the Company’s senior management, and we have benefited from continuity as well as from smooth transitions in leadership,” said Richard Manoogian. “During his more than thirty years with the Masco team, Tim has time and again proven his ability to lead during periods of growth as well as during our more challenging times. He has played an integral role in shaping our corporate strategy, and there are no plans to change our strategic direction. I look forward to working closely with Tim and am pleased to recommend him to our Board of Directors as Masco’s next CEO. I expect that the Board will consider this recommendation within the next few months.”
Mr. Wadhams resides in Ann Arbor, Michigan where he has been actively involved in a number of community and civic leadership roles including the Ann Arbor Community Foundation, the Arbor Hospice Foundation and the University of Michigan’s ‘M’ Club and Kinesiology Department. He holds a bachelor’s degree in economics and an MBA from the University of Michigan.
Masco’s President and Chief Operating Officer, Alan Barry, 64, also informed the Masco Board of Directors of his desire, if feasible from the Company’s standpoint, to step down as President in early 2008 when he reaches the Company’s normal retirement age. “Alan has spearheaded much of Masco’s strategic direction in recent years, and we are fortunate that he has agreed to continue serving in the critical role of President and COO until at least next year. He has made major contributions to Masco’s past growth and success,” Mr. Manoogian stated. “Alan, Tim and I will work to assure a virtually seamless transition and will continue Masco’s strategic focus on rationalizing our portfolio of operating divisions, streamlining our operations, reducing costs, developing growth strategies for our operating divisions and increasing profits and returns so that we can create greater value for our shareholders.”
Headquartered in Taylor, Mich., Masco Corporation is one of the world’s leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.
# # #

2